                                                                                                    NEWS RELEASE

Contact:
Ellen L. Theroff – (314) 342-0530
etheroff@lacledegas.com

FOR IMMEDIATE RELEASE

THE LACLEDE GROUP ANNOUNCES SUZANNE SITHERWOOD AS SUCCESSOR TO

DOUGLAS H. YAEGER

St. Louis (June 21, 2011) — The Laclede Group is pleased to announce that Suzanne Sitherwood has been named its president effective September 1, 2011, and its next chief executive officer effective February 1, 2012. Sitherwood will succeed Douglas H. Yaeger, who has served as Laclede Group’s chairman, president and chief executive officer since January 1999. Yaeger, who will continue to serve as chairman and chief executive officer until January 31, 2012, announced earlier this year his desire to retire the end of January 2012.

“Suzanne Sitherwood brings nearly 30 years of experience within the natural gas utility industry to the Laclede Group and has distinguished herself as a strategic, forward-thinking executive within the industry,” said William E. Nasser, Lead Director of The Laclede Group. “The Laclede Group and its subsidiaries have experienced six consecutive years of record earnings under Doug’s leadership during the past 12 years, and Suzanne’s experience and talent will help ensure continued success in the years to come.”

“The Laclede Group is fortunate to add an experienced executive such as Suzanne to our already-strong leadership team as we continue to adapt to the fast-changing business environment, enhance customer service and add shareholder value,” said Douglas Yaeger, chairman, president and chief executive officer of The Laclede Group.

Sitherwood currently serves as president of Atlanta Gas Light, Chattanooga Gas and Florida City Gas, which are natural gas utility subsidiaries of AGL Resources serving more than 1.6 million customers, as well as senior vice president of Southern Operations for AGL. Prior to these roles, Sitherwood served as vice president of gas operations and capacity planning at AGL Resources, a position she held since June 2002. As vice president, Sitherwood directed the natural gas distribution infrastructure, gas control, gas measurement, marketer relations, customer-related services, interstate pipeline relationships, asset management and management of storage facilities.

A 1983 graduate of the Southern College of Technology with a BS in Industrial Engineering Technology, Sitherwood earned a Master’s in Business Administration from Brenau University in 1997.

Sitherwood has distinguished herself not only as a leader within AGL Resources but also within the local business and political communities. She has served the Georgia Chamber of Commerce in numerous roles including the 2010 Chair and Board Member. She also served on Georgia’s Tax Council, the Georgia Governor’s Energy Policy Council and the Metropolitan North Georgia Water Planning District Governing Board. Sitherwood is a 2010 and 2011 100 Most Influential Georgians honoree and a 2009 YWCA Salute to Women of Achievement recipient.

Sitherwood is also involved in numerous charitable and volunteer activities, including Habitat for Humanity, Alexis de Tocqueville Society of the United Way, Atlanta AIDS Walk, March of Dimes, Relay for Life, American Cancer Society, Livable Communities Coalition and Clean Air Campaign.

ABOUT THE LACLEDE GROUP

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves nearly 630,000 residential, commercial and industrial customers in the City of St. Louis and parts of 10 counties in eastern Missouri. Laclede Group’s primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.